As filed with the Securities and Exchange Commission on March 11, 2021

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________________

CALIFORNIA RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)
___________________________
Delaware		46-5670947
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
___________________________
27200 Tourney Road, Suite 200 Santa Clarita, California 91355 (888) 848-4754
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
___________________________
Michael L. Preston
Senior Executive Vice President, Chief Administrative Officer and General Counsel
California Resources Corporation
27200 Tourney Road, Suite 200
Santa Clarita, California 91355
(888) 848-4754
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
___________________________
Copies to:
Sarah K. Morgan Scott D. Rubinsky Vinson & Elkins L.L.P. 1001 Fannin St., Suite 2500 Houston, Texas 77002 (713) 758-2222
___________________________
Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement filed pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☒	Accelerated filer ☐ Smaller reporting company ☒ Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
___________________________
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	72,820,049.00	$25.04(2)	$1,823,414,026.96(2)	$198,934.47(3)
(1)    Up to 72,820,049 shares of common stock (including shares issuable upon exercise of warrants) may be sold from time to time pursuant to this registration statement by the selling security holders, which include 71,974,497 shares of common stock previously registered by the Registrant on a registration statement on Form S-1 (File No. 333-251108) filed on December 4, 2020 and declared effective on December 23, 2020 (the “Prior Registration Statement”), and an additional 845,552 shares of common stock (including 469,090 shares issuable upon exercise of warrants) to be sold from time to time by the selling security holders.
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock of the registrant resulting from stock splits, stock dividends or similar transactions.
(2)    Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s common stock reported on the New York Stock Exchange of $25.04 on March 10, 2021.
(3)    This registration statement is intended to replace the Prior Registration Statement and register an additional 845,552 shares of common stock. All the shares registered under the Prior Registration Statement (except for 440,293 shares owned by the funds controlled by GoldenTree Asset Management LP (“GoldenTree”), which were registered on the Prior Registration Statement and, according to GoldenTree, have been sold as of the date of this registration statement) are deemed unsold and registered under this registration statement. The Registrant paid a $150,661.65 registration fee in connection with the Prior Registration Statement, of which $916.05 was associated with the 440,293 shares sold by GoldenTree and not included under this registration statement. In accordance with Rule 457(p) under the Securities Act, $149,745.60 of the $198,934.47 registration fee associated with this registration statement is hereby offset against the prepaid registration fee made in connection with the Prior Registration Statement. Accordingly, the registrant is paying $49,188.87 in net filing fee in connection with this registration statement.

EXPLANATORY NOTE
The prospectus included herein relates to an aggregate of 72,820,049 shares of common stock, par value $0.01 per share, of the registrant that may be resold from time to time by the selling security holders named herein (including certain shares issuable upon exercise of warrants owned by the selling security holders). The shares of common stock registered pursuant to this registration statement includes 71,974,497 shares previously registered pursuant to a registration statement on Form S-1 (Registration No. 333-251108) (the “Prior Registration Statement”), which was filed on December 4, 2020 and declared effective by the Securities and Exchange Commission on December 23, 2020, and an additional 845,552 shares of common stock (including 469,090 shares issuable upon exercise of warrants) to be sold from time to time by the selling security holders. The offering of securities on the Prior Registration Statement will be deemed terminated upon the effectiveness of this registration statement.

PROSPECTUS
CALIFORNIA RESOURCES CORPORATION
72,820,049 SHARES OF COMMON STOCK
_______________
This prospectus relates to the offer and sale by the selling security holders identified in this prospectus of up to 72,820,049 shares of our common stock issued to the selling security holders in connection with our emergence from bankruptcy on October 27, 2020. We are not selling any common stock and we will not receive any proceeds from the sale of the shares of common stock by the selling security holders. We have paid the fees and expenses incident to the registration of the shares of common stock for sale by the selling security holders.
Our registration of the shares of common stock covered by this prospectus does not mean that the selling security holders will offer or sell any of the common stock. The selling security holders may sell the common stock covered by this prospectus in a number of different ways and at varying prices. For information on the possible methods of sale that may be used by the selling security holders, you should refer to the section entitled “Plan of Distribution” beginning on page 21 of this prospectus.
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.
Our common stock is quoted on the New York Stock Exchange (“NYSE”) under the symbol “CRC.” On March 10, 2021, the last reported sale price of our common stock on the NYSE was $24.97 per share.
_______________
Investing in our common stock involves a high degree of risk. Please read carefully the information under the heading “Risk Factors” beginning on page 3 of this prospectus and any applicable prospectus supplement and in the documents incorporated by reference in this prospectus and in any prospectus supplement before you make an investment decision.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
This prospectus is dated March 11, 2021.

Table of Contents
Page

About this Prospectus	2
Where You Can Find More Information	3
Cautionary Note Regarding Forward-Looking Statements	4
The Company	6
Risk Factors	7
Use of Proceeds	8
Selling Security Holders	9
Description of Capital Stock	17
Plan of Distribution	21
Legal Matters	23
Experts	23
You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. We have not, and the selling security holders have not, authorized any dealer, salesman or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this shelf registration process, the selling security holders may offer and sell, from time to time, up to 72,820,049 shares of our common stock under this shelf registration statement. This prospectus provides you with a general description of the securities the selling security holders may offer. We may provide you with a prospectus supplement containing specific information about the terms of a particular offering by the selling security holders. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement.
Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Please read “Where You Can Find More Information” below. You are urged to read this prospectus carefully, including “Risk Factors,” any prospectus supplement and the documents incorporated by reference in their entirety before investing in our common stock.
Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any accompanying prospectus supplement to “CRC,” the “Company,” “we,” “us” or “our” are to California Resources Corporation and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports and other information with the SEC (File No. 001-36478) pursuant to the Exchange Act. The SEC maintains a website that contains these and other reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov. Our filings are also available to the public on our website at www.crc.com, free of charge. Information on our website does not constitute part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.
The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means we can disclose important information to you without actually including the specific information in this prospectus by referring to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we later file with the SEC will automatically update and supersede this information. The following documents that we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:
●    our Annual Report on Form 10-K for the year ended December 31, 2020 filed on March 11, 2021;
●    our current reports on Forms 8-K filed with the SEC on January 13, 2021, January 15, 2021, January 21, 2021, and January 22, 2021 (with respect to each of the foregoing, excluding any information furnished pursuant to Item 2.02 or Item 7.01); and
●    the description of our common stock contained in our Registration Statement on Form 8-A, filed on October 27, 2020, including any amendments or reports filed for the purpose of updating the description.
These reports contain important information about us, our financial condition and our result of operations.
Any future filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) before the termination of each offering under this prospectus shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement.
We will provide a copy of these filings (including certain exhibits that are specifically incorporated by reference therein) to each person, including any beneficial owner, to whom a prospectus is delivered. You may request a copy of any or all of these filings at no cost, by writing or calling us at:
California Resources Corporation
Attention: General Counsel
27200 Tourney Road, Suite 200
Santa Clarita, California, 91355
Phone: (888) 848-4754

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The information in this prospectus, including the documents incorporated by reference herein, includes “forward-looking statements” that involve risks and uncertainties that could materially affect our expected results of operations, liquidity, cash flows and business prospects. Such statements include those regarding our expectations as to our future:
●    financial position, liquidity, cash flows and results of operations;
●    business prospects;
●    transactions and projects;
●    operating costs;
●    operations and operational results including production, hedging and capital investment;
●    budgets and maintenance capital requirements;
●    reserves;
●    type curves; and
●    expected synergies from acquisitions and joint ventures.
Actual results may differ from anticipated results, sometimes materially, and reported results should not be considered an indication of future performance. While we believe assumptions or bases underlying our expectations are reasonable and make them in good faith, they almost always vary from actual results, sometimes materially. We also believe third-party statements we cite are accurate but have not independently verified them and do not warrant their accuracy or completeness. Factors (but not necessarily all the factors) that could cause results to differ include:
●    our ability to execute our business plan post-emergence;
●    the volatility of commodity prices and the potential for sustained low oil, natural gas and natural gas liquids prices;
●    impact of our recent emergence from bankruptcy on our business and relationships;
●    debt limitations on our financial flexibility;
●    insufficient cash flow to fund planned investments, interest payments on our debt, debt repurchases or changes to our capital plan;
●    insufficient capital or liquidity, including as a result of lender restrictions, unavailability of capital markets or inability to attract potential investors;
●    limitations on transportation or storage capacity and the need to shut-in wells;
●    inability to enter into desirable transactions, including acquisitions, asset sales and joint ventures;
●    our ability to utilize our net operating loss carryforwards to reduce our income tax obligations;
●    legislative or regulatory changes, including those related to drilling, completion, well stimulation, operation, maintenance or abandonment of wells or facilities, managing energy, water, land, greenhouse gases or other emissions, protection of health, safety and the environment, or transportation, marketing and sale of our products;

●    joint ventures and acquisitions and our ability to achieve expected synergies;
●    the recoverability of resources and unexpected geologic conditions;
●    incorrect estimates of reserves and related future cash flows and the inability to replace reserves;
●    changes in business strategy;
●    production-sharing contracts effects on production and unit production costs;
●    effect of stock price on costs associated with incentive compensation;
●    effects of hedging transactions;
●    equipment, service or labor price inflation or unavailability;
●    availability or timing of, or conditions imposed on, permits and approvals;
●    lower-than-expected production, reserves or resources from development projects, joint ventures or acquisitions, or higher-than-expected decline rates;
●    disruptions due to accidents, mechanical failures, power outages, transportation or storage constraints, natural disasters, labor difficulties, cyber-attacks or other catastrophic events;
●    pandemics, epidemics, outbreaks, or other public health events, such as COVID-19; and
●    other factors discussed below and elsewhere in this Registration Statement on Form S-3 and in our other public filings, press releases and discussions with our management.
Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “project,” “seek,” “should,” “target,” “will” or “would” and similar words that reflect the prospective nature of events or outcomes typically identify forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
All forward-looking statements, expressed or implied, included in this prospectus and incorporated by reference herein are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
For additional information regarding known material factors that could cause our actual results to differ from projected results please read the risk factors described in the section titled “Risk Factors” and in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020.

THE COMPANY
We are an independent oil and natural gas exploration and production company operating properties exclusively within California. We are the largest oil and natural gas producer in California on a gross operated basis, with average net production of 111 thousand barrels of oil equivalent per day (MBoe/d) (61% oil) for the year ended December 31, 2020. We have the largest privately held mineral acreage position in California, consisting of approximately 2.1 million net mineral acres spanning four of California’s major oil and natural gas basins. Our average net revenue interest was approximately 87% as of December 31, 2020. We also own or control a network of integrated infrastructure that complements our operations including gas processing plants, oil and gas gathering systems, power plants and other related assets.
Our principal executive offices are located at 27200 Tourney Road, Suite 200, Santa Clarita, California 91355, and our telephone number is (888) 848-4754. Our website address is www.crc.com. Neither our website nor any information contained on our website is part of this prospectus.
Our common stock is quoted on the NYSE under the ticker symbol “CRC.”

RISK FACTORS
An investment in our securities involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider each of the risk factors set forth in our most recent Annual Report on Form 10-K on file with the SEC, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. Any of these risks and uncertainties could have a material adverse effect on our business, financial condition, cash flows and results of operations. If that occurs, the trading price of our common stock could decline materially and you could lose all or part of your investment.
The risks included in this prospectus and the documents we have incorporated by reference into this prospectus are not the only risks we face. We may experience additional risks and uncertainties not currently known to us, or as a result of developments occurring in the future. Conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows and results of operations.

USE OF PROCEEDS
The selling security holders will receive all of the net proceeds from the sale of common stock. We will not receive any of the proceeds from the sale of the common stock by the selling security holders.

SELLING SECURITY HOLDERS
This prospectus covers the offering for resale from time to time, in one or more offerings, of 72,820,049 shares of common stock owned by the selling security holders.
This common stock was obtained by the selling security holders named below pursuant to the Plan.
The selling security holders may from time to time offer and sell pursuant to this prospectus any or all of the common stock owned by it, but makes no representation that any of the common stock will be offered for sale.
The table below presents information regarding the selling security holders and the common stock that the selling security holders may offer and sell from time to time under this prospectus.
The following table sets forth:
●    the name of the selling security holders;
●    the number of shares of common stock owned by the selling security holders prior to the sale of the common stock covered by this prospectus;
●    the number of shares of common stock that may be offered by the selling security holders pursuant to this prospectus;
●    the number of shares of common stock owned by the selling security holders following the sale of any common stock covered by this prospectus; and
●    the percentage of common stock owned by the selling security holders following the sale of any common stock covered by this prospectus.
All information with respect to beneficial ownership of the selling security holders has been furnished to us by or on behalf of the selling security holders. We have not sought to verify such information. We believe, based on information supplied by the selling security holders, that except as may otherwise be indicated in the footnotes to the table below, the selling security holders have sole voting and dispositive power with respect to the common stock reported as beneficially owned by them. Because the selling security holders identified in the table may sell some or all of the common stock owned by them which is included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the common stock, no estimate can be given as to the number of common stock available for resale hereby that will be held by the selling security holders upon termination of this offering. In addition, the selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock it holds in exempt or non-exempt transactions after the date on which the selling security holders provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table, that the selling security holders will sell all of the common stock beneficially owned by them that is covered by this prospectus, but will not sell any other shares of our common stock that they may presently own. The percent of beneficial ownership for the selling security holders is based on 83,319,660 shares of our common stock outstanding as of February 28, 2021, plus the number of shares of our common stock reserved for issuance upon the exercise of the New Warrants held by the respective selling security holder.
The amounts and percentages of shares of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock and has not pledged any such shares of common stock as security.

Name of Selling Security Holder	Number of Shares of Common Stock Owned Prior to Offering (1)	Total Number of Shares of Common Stock Owned Being Registered	Number of Shares of Common Stock Beneficially Owned After Offering (2)	Percentage of Common Stock Beneficially Owned After Offering (3)
Ares(4)	17,324,848	17,324,848	—	—
BlackRock, Inc.(5)	2,430,833	792,636	1,638,197	1.97%
Bracebridge(6)	55,467	41,637	13,830	*
CarVal(7)	2,230,495	2,230,495	—	—
Fidelity(8)	19,224,005	19,224,005	—	—
GoldenTree(9)	17,765,441	17,765,441	—	*
Graham Capital(10)	141,565	141,565	—	—
JB Investors, LLC(11)	6,728,078	6,728,078	—	—
Symphony(12)	1,682,587	1,677,753	4,834	*
Whitebox(13)	146,357	146,357	—	—
Stoneleigh Partners, LP(14)	486,596	486,596	—	—
PIMCO(15)	274,137	274,137	—	—
Invesco(16)	1,357,431	1,344,296	13,135	*
Cyrus(17)	283,535	212,839	70,696	*
JPMorgan(18)	3,772,470	3,772,470	—	—
Orbis(19)	564,032	330,561	233,471	*
Fernwood(20)	437,086	73,030	364,056	*
MacKay Shields(21)	569,082	253,305	315,777	*
_______________
*    Less than 1%.
(1)    The number of shares of common stock shown in the table above includes common stock issuable upon the exercise of New Warrants (the “Warrant Shares”), which are exercisable within 60 days of November 23, 2020, and that would be held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.
(2)    Includes shares of common stock and Warrant Shares that, in each case, are owned by the applicable selling security holder but not being registered.
(3)    Percentage of common stock beneficially owned after offering is based on a denominator equal to the sum of (i) 83,319,660 shares of our common stock outstanding as of February 28, 2021 and (ii) the number of Warrant Shares beneficially owned by the applicable selling security holder after the offering.
(4)    Includes (i) 1,894,861 shares of common stock held of record by AEOF ECR AIV A-B, L.P. (“AEOF AIV A-B”), (ii) 804,524 shares of common stock held of record by AEOF ECR AIV C, L.P. (“AEOF AIV C”), (iii) 790,194 shares of common stock held of record by AF V Energy IV AIV 1A, L.P. (“ACOF AIV 1A”), (iv) 2,901,771 shares of common stock held of record by AF V Energy IV AIV 1B, L.P. (“ACOF AIV 1B”), (v) 2,958,809 shares of common stock held of record by AF V Energy IV AIV 2, L.P. (“ACOF AIV 2”), (vi) 5,815,182 shares of common stock held of record by AF Energy Feeder, L.P., (vii) 645,985 shares of common stock held of record by SSF IV Energy I AIV 1A, L.P. (“SSF AIV 1A”), (viii) 575,926 shares of common stock held of record by SSF IV Energy I AIV 1B, L.P. (“SSF AIV 1B”), and (ix) 937,596 shares of common stock held of record by SSF IV Energy I AIV 2, L.P. (“SSF AIV 2”).
ACOF Investment Management LLC (“ACOF Investment Management”) is the manager of each of (i) ACOF AIV 1A, (ii) ACOF AIV 1B, (iii) ACOF AIV 2 (together with ACOF AIV 1A and ACOF AIV 1B, the “ACOF AIVs”), (iv) AEOF AIV A-B, (v) AEOF AIV C (together with AEOF AIV A-B, the “AEOF AIVs”), and (vi) AF Energy Feeder, L.P., and the sole member of ACOF Investment Management is Ares Management LLC. ASSF Operating Manager IV, L.P. (“ASSF Operating Manager IV”) is the manager of each of (i) SSF AIV 1A, (ii) SSF AIV 1B, and (iii) SSF AIV 2 (together with SSF AIV 1A and SSF AIV 1B, the “SSF AIVs”), and the general partner of ASSF Operating Manager IV is Ares Management LLC. The sole member of Ares Management LLC is Ares Management Holdings L.P. (“Ares Management Holdings”), and the general partner of Ares Management Holdings is Ares Holdco LLC (“Ares Holdco”). The sole member of Ares Holdco is Ares Holdings Inc. (“Ares Holdings”). The sole stockholder of Ares Holdings is Ares Management Corporation (“Ares Management”). Ares Management GP LLC (“Ares Management GP”) is the sole holder of the Class B common stock, $0.01 par value per share, of Ares Management (the “Class B Common Stock”) and Ares Voting LLC (“Ares Voting”) is the sole holder of the Class C common stock, $0.01 par value per share, of Ares Management (the “Class C Common Stock”). Pursuant to Ares Management’s Certificate of Incorporation in effect as of the date of this prospectus, the holders of the Class B Common Stock and the Class C Common Stock, collectively, will generally have the majority of the votes on any matter submitted to the stockholders of Ares Management if certain conditions are met. The sole member of both Ares Management GP and Ares Voting is Ares Partners Holdco LLC (“Ares Partners”).
As a result of the relationships described in the preceding paragraph, certain of the entities named therein may be deemed to directly or indirectly beneficially own the shares of common stock directly held by the ACOF AIVs, the AEOF AIVs, the

SSF AIVs and AF Energy Feeder, L.P. (as applicable) (such entities that directly hold shares of common stock, the “Ares Selling Security Holders”).
Ares Partners is managed by a board of managers, which is composed of Michael J Arougheti, Ryan Berry, R. Kipp deVeer, David B. Kaplan, Michael R. McFerran, Antony P. Ressler and Bennett Rosenthal (collectively, the “Ares Partners Board Members”). Mr. Ressler generally has veto authority over decisions by the Ares Partners Board Members.
Each of the entities named in this footnote (other than the ACOF AIVs, the AEOF AIVs, the SSF AIVs and AF Energy Feeder, L.P., in each case, solely with respect to the shares of common stock held directly by each such entity), the Ares Partners Board Members, and the other directors, officers, partners, stockholders, members and managers of the entities named in this footnote, expressly disclaims beneficial ownership of these shares of common stock.
The business address for the funds named in this footnote is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.
(5)    The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock 2022 Global Income Opportunity Trust; BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V; Strategic Income Opportunities Bond Fund; BlackRock Total Return Bond Fund; Brighthouse Funds Trust II – BlackRock Bond Income Portfolio; Master Total Return Portfolio of Master Bond LLC; BlackRock Multi-Sector Opportunities Trust; BlackRock Multi-Sector Opportunities Trust II; Fixed Income Opportunities Nero, LLC; and AST BlackRock Loomis Sayles Portfolio.
BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The business address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders or BlackRock, Inc.
(6)    Includes (i) 6,272 shares of common stock and 2,083 Warrant Shares held of record by FYI Ltd., (ii) 30,230 shares of common stock and 10,042 Warrant Shares held of record by FFI Fund Ltd. and (iii) 5,135 shares of common stock and 1,705 Warrant Shares held of record by Olifant Fund, Ltd. (each of the foregoing entities, the “Bracebridge Selling Security Holders”).
Bracebridge Capital, LLC, as the investment manager to the Bracebridge Selling Security Holders, may be deemed to share voting and dispositive power over the shares of common stock beneficially owned by the Bracebridge Selling Security Holders.
The business address for the funds named in this footnote is 888 Boylston Street, Suite 1500, Boston, Massachusetts 02199.
(7)    Includes (i) 230,343 shares of common stock and 2,257 Warrant Shares held of record by Carval GCF Cayman Securities Ltd., (ii) 348,833 shares of common stock and 3,248 Warrant Shares held of record by CVI AA Cayman Securities LP, (iii) 123,420 shares of common stock and 521 Warrant Shares held of record by CVI AV Cayman Securities LP, (iv) 939,016 shares of common stock and 11,352 Warrant Shares held of record by CVI CVF IV Cayman Securities Ltd., (v) 541,163 shares of common stock and 4,963 Warrant Shares held of record by CVIC Cayman Securities Ltd., and (vi) 18,732 shares of common stock and 6,647 Warrant Shares held of record by CVI CVF III Cayman Securities Ltd. (each of the foregoing entities, the “CarVal Selling Security Holders”).
CarVal Investors L.P., as the investment manager to the CarVal Selling Security Holders, may be deemed to share voting and dispositive power over the shares of common stock beneficially owned by the CarVal Selling Security Holders.
The business address for the funds named in this footnote is 9320 Excelsior Boulevard, Hopkins, Minnesota 55343.
(8)    Includes (i) 1,383,162 shares of common stock and 46,818 Warrant Shares held of record by The Master Trust Bank of Japan, Ltd., (ii) 228,099 shares of common stock and 33,704 Warrant Shares held of record by Fidelity Funds SICAV / Fidelity Funds – US High Yield, (iii) 564,041 shares of common stock and 20,004 Warrant Shares held of record by FIDELITY CENTRAL INVESTMENT PORTFOLIOS LLC: Fidelity High Income Central Fund, (iv) 457,533 shares of common stock and 16,489 Warrant Shares held of record by Fidelity American High Yield Fund, (v) 154,942 shares of common stock and 3,800 Warrant Shares held of record by Fidelity Canadian Balanced Fund, (vi) 11,008 shares of common stock and 1,626 Warrant Shares held of record by Japan Trustee Services Bank, Ltd. as Trustee for SMTB Fidelity Strategic Income Mother Fund, (vii) 12,359 shares of common stock and 530 Warrant Shares held of record by FIDELITY SUMMER STREET TRUST: Fidelity Global High Income Fund, (viii) 6,065,715 shares of common stock and 57,076 Warrant Shares held of record by FIDELITY SUMMER STREET TRUST: Fidelity Capital & Income Fund, (ix) 3,644,087 shares of common stock and 34,633 Warrant Shares held of record by FIDELITY ADVISOR SERIES II: Fidelity Advisor Strategic Income Fund, (x) 2,405,844 shares of common stock and 48,025 Warrant Shares held of record by FIDELITY ADVISOR SERIES I: Fidelity Advisor Floating Rate High Income Fund, (xi) 885,131 shares of common stock and 8,300 Warrant Shares held of record by FIDELITY ADVISOR SERIES I: Fidelity Advisor High Income Advantage Fund, (xii) 583,682 shares of common stock and 7,511 Warrant Shares held of record by FIDELITY CENTRAL INVESTMENT PORTFOLIOS LLC: Fidelity Floating Rate Central Fund, (xiii) 158,787 shares of common stock held of record by Fidelity Distressed

Opportunities Master Fund I, L.P., (xiv) 473,911 shares of common stock and 3,288 Warrant Shares held of record by FIDELITY INCOME FUND: Fidelity Total Bond Fund - Floating Rate Securities Sub-Portfolio, (xv) 409,038 shares of common stock and 3,099 Warrant Shares held of record by VARIABLE INSURANCE PRODUCTS FUND V: Strategic Income Portfolio, (xvi) 396,902 shares of common stock and 3,619 Warrant Shares held of record by Fidelity US Bank Loan Fund, a Series Trust of Fidelity Worldwide Investment Trust, (xvii) 211,421 shares of common stock and 2,090 Warrant Shares held of record by FIDELITY SALEM STREET TRUST: Fidelity SAI Total Bond Fund - Floating Rate Securities Sub-Portfolio, (xviii) 9,012 shares of common stock and 1,511 Warrant Shares held of record by FIDELITY SALEM STREET TRUST: Fidelity SAI Total Bond Fund - High Income Sub-Portfolio, (xix) 166,485 shares of common stock and 1,658 Warrant Shares held of record by FIAM Floating Rate High Income Commingled Pool, (xx) 134,244 shares of common stock and 1,623 Warrant Shares held of record by Pension Reserves Investment Trust Fund, (xxi) 121,831 shares of common stock and 2,137 Warrant Shares held of record by Fidelity Floating Rate High Income Multi-Asset Base Fund, (xxii) 90,961 shares of common stock and 866 Warrant Shares held of record by FIAM Leveraged Loan LP, (xxiii) 72,499 shares of common stock and 920 Warrant Shares held of record by FIDELITY SUMMER STREET TRUST: Fidelity Series Floating Rate High Income Fund, (xxiv) 65,073 shares of common stock and 508 Warrant Shares held of record by Fidelity Qualifying Investor Funds Plc, (xxv) 37,981 shares of common stock and 885 Warrant Shares held of record by VARIABLE INSURANCE PRODUCTS FUND: Floating Rate High Income Portfolio, (xxvi) 15,779 shares of common stock and 265 Warrant Shares held of record by Japan Trustee Services Bank, Ltd. Re: Fidelity High Yield Bond Open Mother Fund, (xxvii) 12,452 shares of common stock and 124 Warrant Shares held of record by Advanced Series Trust - AST Fidelity Institutional AM Quantitative Portfolio, (xxviii) 14,982 shares of common stock and 779 Warrant Shares held of record by Fidelity Floating Rate High Income Fund, (xxix) 61,939 shares of common stock and 9,174 Warrant Shares held of record by FIDELITY SUMMER STREET TRUST: Fidelity High Income Fund, (xxx) 18,799 shares of common stock and 3,152 Warrant Shares held of record by FIDELITY INCOME FUND: Total Bond High Income Sub-Portfolio, (xxxi) 19,387 shares of common stock and 2,871 Warrant Shares held of record by FIDELITY SUMMER STREET TRUST: Fidelity Series High Income Fund All-Sector, (xxxii) 11,935 shares of common stock and 1,768 Warrant Shares held of record by VARIABLE INSURANCE PRODUCTS FUND: High Income Portfolio, (xxxiii) 2,010 shares of common stock and 297 Warrant Shares held of record by JNL/Fidelity Institutional Asset Management Total Bond Fund - Floating Rate Securities, (xxxiv) 721 shares of common stock and 107 Warrant Shares held of record by JNL/Fidelity Institutional Asset Management Total Bond Fund - High Income, (xxxv) 1,521 shares of common stock and 225 Warrant Shares held of record by FIDELITY MERRIMACK STREET TRUST: Fidelity Total Bond ETF, (xxxvi) 643 shares of common stock and 95 Warrant Shares held of record by AZL Fidelity Institutional Asset Management Total Bond Fund, (xxxvii) 429 shares of common stock and 63 Warrant Shares held of record by AZL Fidelity Institutional Asset Management Multi-Strategy Fund, and (xxxviii) 18 shares of common stock and 2 Warrant Shares held of record by FIDELITY SUMMER STREET TRUST: Fidelity Short Duration High Income Fund (each of the foregoing entities, the “Fidelity Selling Security Holders”).
These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.
Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, LLC (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.
The business address for the funds named in this footnote is One Spartan Way, Merrimack, New Hampshire 03054.
(9)    Includes (i) 30,821 shares of common stock held of record by GoldenTree Credit Opportunities, LP, (ii) 1,170,443 shares of common stock and 20,247 Warrant Shares held of record by GoldenTree Credit Opportunities Master Fund, Ltd., (iii) 4,247,692 shares of common stock and 166,397 Warrant Shares held of record by GoldenTree Quorum Health Offshore III, Ltd., (iv) 1,893,341 shares of common stock and 102,638 Warrant Shares held of record by GoldenTree Distressed Onshore Master Fund III, LP, (v) 16,800 shares of common stock held of record by FGIC UK Limited, (vi) 158,566 shares of common stock and 2,603 Warrant Shares held of record by FS Credit Income Fund, (vii) 713,523 shares of common stock and 29,136 Warrant Shares held of record by GT G Distressed Fund 2020 LP, (viii) 226,830 shares of common stock and 3,564 Warrant Shares held of record by Ginkgo Tree LLC, (ix) 397,375 shares of common stock held of record by Gresham Multi-Asset Credit Fund, Ltd., (x) 139,866 shares of common stock held of record by GT Credit Fund LP, (xi) 20,033 shares of common stock and 313 Warrant Shares held of record by GoldenTree Multi Sector-C, LP, (xii) 2,995,095 shares of common stock and 48,939 Warrant Shares held of record by GoldenTree Master Fund, Ltd., (xiii) 62,326 shares of common stock held of record by GoldenTree Partners, LP, (xiv) 18,103 shares of common stock held of record by GoldenTree Select Partners, LP, (xv) 745,252 shares of common stock and 22,393 Warrant Shares held of record by GoldenTree V1 Master Fund, LP, (xvi) 257,763 shares of common stock and 4,523 Warrant Shares held of record by GoldenTree High Yield Value

Fund Offshore (Strategic), Limited, (xvii) 123,428 shares of common stock and 2,026 Warrant Shares held of record by Guadalupe Fund, LP, (xviii) 64,482 shares of common stock and 1,077 Warrant Shares held of record by Rock Bluff High Yield Partnership, LP, (xix) 369,193 shares of common stock and 6,019 Warrant Shares held of record by High Yield and Bank Loan Series Trust, (xx) 243,666 shares of common stock held of record by Syncora Guarantee Inc., (xxi) 52,987 shares of common stock and 931 Warrant Shares held of record by Credit Fund Golden Ltd., (xxii) 103,256 shares of common stock and 3,857 Warrant Shares held of record by Kapitalforeningen MP Invest, High Yield obligationer, (xxiii) 427,927 shares of common stock and 9,565 Warrant Shares held of record by San Bernardino County Employees’ Retirement Association, (xxiv) 56,987 shares of common stock and 1,013 Warrant Shares held of record by CenturyLink, Inc. Defined Benefit Master Trust, (xxv) 339,829 shares of common stock and 5,835 Warrant Shares held of record by City of New York Group Trust, (xxvi) 128,211 shares of common stock held of record by GT NM, LP, (xxvii) 9,517 shares of common stock held of record by GoldenTree Multi-Sector, LP, (xxviii) 147,151 shares of common stock and 2,442 Warrant Shares held of record by GoldenTree Multi-Sector Offshore Fund ERISA, Ltd., (xxix) 365,784 shares of common stock and 6,252 Warrant Shares held of record by GoldenTree Multi-Sector Master Fund ICAV - GoldenTree Multi-Sector Master Fund Portfolio A, (xxx) 399,687 shares of common stock and 8,055 Warrant Shares held of record by GoldenTree High Yield Value Master Fund ICAV - GoldenTree High Yield Value Master Fund Portfolio A, (xxxi) 93,000 shares of common stock and 1,525 Warrant Shares held of record by MA Multi-Sector Opportunistic Fund, LP, (xxxii) 92,148 shares of common stock and 1,471 Warrant Shares held of record by Crown Managed Accounts SPC - Crown/Goldentree Segregated Portfolio, (xxxiii) 142,895 shares of common stock and 2,348 Warrant Shares held of record by Louisiana State Employees Retirement System, (xxxiv) 183,182 shares of common stock and 2,889 Warrant Shares held of record by GoldenTree Insurance Fund Series Interests of the SALI Multi-Series Fund, LP, (xxxv) 96,435 shares of common stock and 1,593 Warrant Shares held of record by Indiana University Health, Inc., (xxxvi) 569,753 shares of common stock and 9,111 Warrant Shares held of record by GN3 SIP Limited, (xxxvii) 53,819 shares of common stock held of record by Health Net of California, Inc., and (xxxviii) 139,185 shares of common stock and 2,328 Warrant Shares held of record by Healthcare Employees’ Pension Plan – Manitoba (the “GoldenTree Selling Security Holders”).
Each of the GoldenTree Selling Security Holders is a managed account whose shares are controlled by its registered investment adviser, GoldenTree Asset Management LP, GoldenTree Asset Management LLC, as the general partner to the investment adviser, and Steven A. Tananbaum as the sole managing member of the general partner.
The business address for the funds named in this footnote is 300 Park Avenue, 21st Floor, New York, New York 10022.
(10)    Includes (i) 76,767 shares of common stock and 54,590 Warrant Shares held of record by Graham Macro Strategic Ltd. and (ii) 5,395 shares of common stock and 4,813 Warrant Shares held of record by Graham Credit Opportunities Ltd. (each of the foregoing entities, the “Graham Selling Security Holders”).
Graham Capital Management, L.P., as the investment manager to the Graham Selling Security Holders, may be deemed to share voting and dispositive power over the shares of common stock beneficially owned by the Graham Selling Security Holders.
The business address for the funds named in this footnote is Graham Capital Management, L.P., 40 Highland Avenue, Norwalk, Connecticut 06853.
(11)    Consists of shares of common stock held by JB Investors, LLC (“JB Investors”). Solar Projects LLC (“Solar Projects”), as the controlling member of JB Investors, may be deemed to beneficially own the shares of common stock beneficially owned by JB Investors. Solar Trust No. 2 (“Solar Trust”), as the sole member of Solar Projects, may be deemed to beneficially own the shares of common stock beneficially owned by JB Investors. Daniel Scott Gimbel, as the manager of JB Investors and the trustee of Solar Trust, may be deemed to beneficially own the shares of common stock beneficially owned by JB Investors. Each of Solar Projects, Solar Trust and Mr. Gimbel may be deemed to share voting and dispositive power over the shares of common stock beneficially owned by JB Investors. Each of Solar Projects, Solar Trust and Mr. Gimbel disclaims beneficial ownership of the shares of common stock beneficially owned by JB Investors.
The business address for the persons named in this footnote is c/o McDonald Carano LLP, 100 West Liberty Street, Tenth Floor, Reno, Nevada 89501.
(12)    Includes (i) 99,413 shares of common stock and 188 Warrant Shares held of record by Nuveen Senior Income Fund, (ii) 232,071 shares of common stock and 439 Warrant Shares held of record by Nuveen Floating Rate Income Fund, (iii) 159,116 shares of common stock and 314 Warrant Shares held of record by Nuveen Floating Rate Income Opportunity Fund, (iv) 64,079 shares of common stock and 188 Warrant Shares held of record by Nuveen Short Duration Credit Opportunities Fund, (v) 135,023 shares of common stock and 629 Warrant Shares held of record by Nuveen Credit Strategies Income Fund, (vi) 24,159 shares of common stock and 125 Warrant Shares held of record by Municipal Employees Annuity & Benefit Fund of Chicago, (vii) 69,686 shares of common stock and 156 Warrant Shares held of record by BayCity Alternative Investment Funds SICAV-SIF - BayCity US Senior Loan Fund, (viii) 4,818 shares of common stock and 670 Warrant Shares held of record by Goldman Sachs Trust II - Goldman Sachs Multi-Manager Non-Core Fixed Income Fund, (ix) 167,116 shares of common stock and 439 Warrant Shares held of record by Principal Funds, Inc. - Diversified Real Asset Fund, (x) 99,330 shares of common stock and 281 Warrant Shares held of record by Menard, Inc., (xi) 32,757 shares of common stock and 188 Warrant Shares held of record by Principal Diversified Real Asset CIT, (xii) 133,386 shares of common stock and 249 Warrant Shares held of record by Pensiondanmark Pensionsforsikringsaktieselskab, (xiii) 272,056 shares of common stock and 500 Warrant Shares held of record by Nuveen

Symphony Floating Rate Income Fund, (xiv) 184,248 shares of common stock and 248 Warrant Shares held of record by BayCity Senior Loan Fund, L.P., and (xv) 495 shares of common stock and 220 Warrant Shares held of record by Symphony Floating Rate Senior Loan Fund (each of the foregoing entities, the “Symphony Selling Security Holders”).
Symphony Asset Management LLC, as the investment manager to the Symphony Selling Security Holders, may be deemed to share voting and dispositive power over the shares of common stock beneficially owned by the Symphony Selling Security Holders.
The business address for the funds named in this footnote is Symphony Asset Management, 555 California Street, Suite 3100, San Francisco, California 94104.
(13)    Includes (i) 71,893 shares of common stock held of record by Whitebox Relative Value Partners, LP, (ii) 5,232 shares of common stock held of record by Whitebox Credit Partners, LP, (iii) 4,226 shares of common stock held of record by Whitebox GT Fund, LP, (iv) 44,717 shares of common stock held of record by Whitebox Multi-Strategy Partners, LP, and (v) 20,289 shares of common stock held of record by Pandora Select Partners, LP.
Whitebox Relative Value Partners LP, Whitebox Credit Partners LP, Whitebox Multi-Strategy Partners, LP and Pandora Select Partners, LP are each exempted limited partnerships registered in the Cayman Islands. Whitebox GT Fund, LP is a Delaware limited partnership. The entities are collectively referred to as the “Whitebox Funds”. Whitebox Advisers LLC is owned by Robert Vogel, Paul Twitchell, Jacob Mercer and Paul Roos and such individuals disclaim beneficial ownership of the securities referenced herein except to the extent of its or his direct or indirect economic interest in Whitebox Advisors LLC or such Whitebox Funds.
The business address for the funds named in this footnote is 3033 Excelsior Boulevard, Suite 500, Minneapolis, Minnesota 55416.
(14)    Includes 411,816 shares of common stock and 74,780 Warrant Shares held of record by Stoneleigh Partners, LP.
Granby Capital Management, LLC, as the general partner of Stoneleigh Partners, LP, may be deemed to share voting and dispositive power over the shares of common stock beneficially owned by Stoneleigh Partners, LP.
The business address for the funds named in this footnote is 2 Stamford Plaza, Suite 1501, 281 Tresser Boulevard, Stamford, Connecticut 06901.
(15)    Includes (i) 14,960 shares of common stock and 24,765 Warrant Shares held of record by PIMCO Funds: Private Account Portfolio Series PIMCO High Yield and Short-Term Investments Portfolio, (ii) 165,289 shares of common stock and 32,804 Warrant Shares held of record by PIMCO Global Credit Opportunity Master Fund LDC, (iii) 14,499 shares of common stock and 2,877 Warrant Shares held of record by PIMCO Tactical Opportunities Master Fund Ltd, (iv) 5,792 Warrant Shares held of record by PIMCO ETF Trust: PIMCO 0-5 Year High Yield Corporate Bond Index Exchange-Traded Fund and (v) 13,151 Warrant Shares held of record by PIMCO ETFs plc, PIMCO US Short-Term High Yield Corporate Bond Index UCITS ETF (each of the foregoing entities, the “PIMCO Selling Security Holders”).
Pacific Investment Management Company, LLC, as the investment manager of the PIMCO Selling Security Holders, may be deemed to have or to share voting and dispositive power over the shares of common stock beneficially owned by the PIMCO Selling Security Holders.
The business address for the funds named in this footnote is c/o Pacific Investment Management Company LLC, 650 Newport Center Drive, Newport Beach, California 92660.
(16)    Includes (i) 694 shares of common stock and 119 Warrant Shares held of record by Sentry Insurance a Mutual Company, (ii) 3,750 shares of common stock and 643 Warrant Shares held of record by Kapitalforeningen Investin Pro, US Leveraged Loans I, (iii) 15,647 shares of common stock and 132 Warrant Shares held of record by Kaiser Permanente Group Trust, (iv) 664,926 shares of common stock and 5,794 Warrant Shares held of record by Invesco Zodiac Funds – Invesco US Senior Loan Fund, (v) 49,195 shares of common stock and 439 Warrant Shares held of record by Invesco Zodiac Funds – Invesco US Senior Loan ESG Fund, (vi) 1,464 shares of common stock and 251 Warrant Shares held of record by Invesco SSL Fund LLC, (vii) 70,561 shares of common stock and 654 Warrant Shares held of record by Invesco Senior Loan Fund, (viii) 121,539 shares of common stock and 1,198 Warrant Shares held of record by Invesco Senior Income Trust, (ix) 7,083 shares of common stock and 32 Warrant Shares held of record by Invesco Gemini US Loan Fund, (x) 22,872 shares of common stock and 220 Warrant Shares held of record by Invesco Floating Rate Income Fund, (xi) 196,935 shares of common stock and 1,911 Warrant Shares held of record by Invesco Floating Rate ESG Fund, (xii) 139,809 shares of common stock and 1,358 Warrant Shares held of record by Invesco Dynamic Credit Opportunities Fund, (xiii) 1,171 shares of common stock and 14 Warrant Shares held of record by Invesco BL Fund, Ltd., (xiv) 36,828 shares of common stock and 370 Warrant Shares held of record by Diversified Credit Portfolio Ltd., and (xv) 11,822 shares of common stock held of record by BOC Pension Investment Fund (each of the foregoing entities, the “Invesco Selling Security Holders”).
Invesco Ltd., as the investment manager of the Invesco Selling Security Holders, may be deemed to share voting and dispositive power over the shares of common stock beneficially owned by the Invesco Selling Security Holders.
The business address for the funds named in clauses (i) - (xiii) in this footnote is 1166 Avenue of the Americas, 26th Floor, New York, New York 10036. The business address for the funds named in clauses (xiv) - (xv) in this footnote is 850 Library Avenue, Suite 204, Newark, Delaware 19711.

(17)    Includes (i) 5,108 shares of common stock and 1,696 Warrant Shares held of record by Cyrus 1740 Master Fund, L.P., (ii) 10,855 shares of common stock and 3,605 Warrant Shares held of record by Cyrus Select Opportunities Master Fund, Ltd., (ii) 38,523 shares of common stock and 12,796 Warrant Shares held of record by CRS Master Fund, L.P., (iv) 37,885 shares of common stock and 12,584 Warrant Shares held of record by Crescent 1, L.P., (v) 91,948 shares of common stock and 30,542 Warrant Shares held of record by Cyrus Opportunities Master Fund II, Ltd., and (vi) 28,520 shares of common stock and 9,473 Warrant Shares held of record by Canary SC Master Fund, L.P. (each of the foregoing entities, the “Cyrus Selling Security Holders”).
Cyrus Capital Partners, L.P. (“CCP”), is the Investment Manager of the Cyrus Selling Security Holders and has investment power. The general partner of CCP is Cyrus Capital Partners GP, L.L.C. (“CCPGP”). Stephen C. Freidheim is the Manager and Sole Member of CCPGP and the Chief Investment Officer of CCP. Mr. Freidheim, CCPGP and CCP each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.
The business address for the funds named in this footnote is 65 East 55th Street, 35th Floor, New York, New York 10022.
(18)    Includes (i) 71,730 shares of common stock held of record by Advanced Series Trust - AST High Yield Portfolio, (ii) 47,987 shares of common stock held of record by Advanced Series Trust - AST J.P. Morgan Global Thematic Portfolio, (iii) 34,341 shares of common stock held of record by Advanced Series Trust - AST J.P. Morgan Strategic Opportunities Portfolio, (iv) 6,341 shares of common stock held of record by AON Collective Investment Trust (f/k/a: AON Hewitt Collective Investment Trust), (v) 29,411 shares of common stock held of record by AON Investments USA Inc. (f/k/a: AON Hewitt Investment Consulting, Inc.), (vi) 141,242 shares of common stock held of record by Commingled Pension Trust Fund (High Yield) of JPMorgan Chase Bank, N.A, (vii) 7,044 shares of common stock held of record by GIM Specialist Investment Funds - GIM Multi Sector Credit Fund, (viii) 62,219 shares of common stock held of record by GIM Trust 2 - Senior Secured Loan Fund, (ix) 4,146 shares of common stock held of record by JPMorgan Chase Retirement Plan Trust, (x) 20,845 shares of common stock held of record by JPMorgan Diversified Fund, (xi) 193,814 shares of common stock held of record by JPMorgan Floating Rate Income Fund, (xii) 56,041 shares of common stock held of record by JPMorgan Global Allocation Fund, (xiii) 54,621 shares of common stock held of record by JPMorgan Global Bond Opportunities Fund, (xiv) 1,613,147 shares of common stock held of record by JPMorgan High Yield Fund, (xv) 734,498 shares of common stock held of record by JPMorgan Income Builder Fund, (xvi) 3,983 shares of common stock held of record by JPMorgan Income Fund, (xvii) 366,992 shares of common stock held of record by JPMorgan Strategic Income Opportunities Fund, (xviii) 57,095 shares of common stock held of record by Louisiana State Employees’ Retirement System, and (xix) 266,973 shares of common stock held of record by LVIP JPMorgan High Yield Fund (each of the foregoing entities, the “JPMorgan Selling Security Holders”).
JPMorgan Investment Management Inc. and JPMorgan Chase Bank, N.A., as the investment advisor and/or trustee of the JPMorgan Selling Security Holders, may be deemed to share voting and dispositive power over the shares of common stock beneficially owned by the JPMorgan Selling Security Holders.
The business address for the funds named in this footnote is 1 E Ohio St., Floor 06, Indianapolis, Indiana 46204.
(19)    Includes (i) 465,264 shares of common stock and 79,825 Warrant Shares held of record by Orbis SICAV – Global Balanced Fund, (ii) 1,735 shares of common stock and 297 Warrant Shares held of record by Orbis SICAV – Global Cautious Fund, (iii) 8,078 shares of common stock and 1,293 Warrant Shares held of record by Orbis OEIC – Global Balanced Fund, (iv) 1,794 shares of common stock and 358 Warrant Shares held of record by Orbis OEIC – Global Cautious Fund, (v) 722 shares of common stock and 270 Warrant Shares held of record by Orbis Global Balanced Fund (Australia Registered), and (vi) 3,194 shares of common stock and 1,202 Warrant Shares held of record by Allan Gray Australia Balanced Fund (each of the foregoing entities, the “Orbis Selling Security Holders”).
Orbis Investment Management Limited, as the investment manager of the Orbis Selling Security Holders, may be deemed to share voting and dispositive power over the shares of common stock beneficially owned by the Orbis Selling Security Holders.
The business address for the funds named in this footnote is PO Box HM 571, Hamilton, Bermuda HM CX.
(20)    Includes (i) 200,962 shares of common stock held of record by Fernwood Associates LLC, (ii) 43,707 shares of common stock held of record by Fernwood Foundation Fund LLC, and (iii) 192,417 shares of common stock held of record by Fernwood Restructurings Limited.
Intermarket L.P., as the managing member of Fernwood Associates LLC and Fernwood Foundation Fund LLC, may be deemed to share voting and dispositive power over the shares of common stock beneficially owned by Fernwood Associates LLC and Fernwood Foundation Fund LLC. Intermarket Management L.P., as the investment manager of Fernwood Restructurings Limited, may be deemed to share voting and dispositive power over the shares of common stock beneficially owned by Fernwood Restructurings Limited.
The business address for the funds named in this footnote is c/o Intermarket Corporation, 888 Seventh Avenue, 27th Floor, New York, New York 10106.
(21)    Includes (i) 3,262 shares of common stock and 705 Warrant Shares held of record by MacKay Shields High Yield CIT Fund, (ii) 306,264 shares of common stock and 38,941 Warrant Shares held of record by Mainstay MacKay High Yield Corporate Bond Fund, (iii) 76,626 shares of common stock and 9,742 Warrant Shares held of record by Mainstay VP MacKay High Yield Corporate Bond, (iv) 20,846 shares of common stock and 2,650 Warrant Shares held of record by

Mainstay MacKay Short Duration High Yield Fund, and (v) 78,624 shares of common stock and 31,422 Warrant Shares held of record by additional accounts managed by MacKay Shields LLC (each of the foregoing entities, the “MacKay Selling Security Holders”).
These shares of common stock and Warrant Shares represent only those securities that are controlled by the High Yield team of MacKay Shields LLC as investment manager and may not represent all securities of the Company beneficially owned by the MacKay Selling Security Holders.
MacKay Shields LLC, as the investment manager of the MacKay Selling Security Holders, may be deemed to share voting and dispositive power over the shares of common stock beneficially owned by the MacKay Selling Security Holders.
The business address for the funds named in this footnote is 1345 Avenue of the Americas, 43rd Floor, New York, New York 10105.
Relationships with Selling Security Holders
Except as disclosed below, none of the selling security holders has had any material relationships with the Company within the past three years.
The selling security holders are not directors, officers or employees of ours or an affiliate of such person. Pursuant to the Plan and the Amended and Restated Restructuring Support Agreement, dated as of July 24, 2020, by and among the Company and the other parties thereto (“RSA”), the following members of our Board were designated to serve on the Board by certain of the selling security holders: (i) Douglas E. Brooks, who was designated by the Ares Selling Security Holders (and who is not employed by or affiliated with one or more funds, investment vehicles and/or accounts managed or advised by Ares Management LLC or one or more of their affiliates); (ii) Mark A. McFarland, who was designated by the Fidelity Selling Security Holders (and who is not employed by or affiliated with the Fidelity Selling Security Holders); and (iii) James N. Chapman, who was designated by the GoldenTree Selling Security Holders (and who is not employed by or affiliated with the GoldenTree Selling Security Holders). In addition, the remaining directors, other than Todd A. Stevens who also serves as our President and Chief Executive Officer, were designated by the Required Consenting Creditors (as defined in the RSA).
Additionally, prior to the Company’s emergence from bankruptcy, we held 50% of the Class A common interests and 95.25% of the Class C common interests in Elk Hills Power, a midstream joint venture with ECR Corporate Holdings L.P. (“ECR”), a portfolio company of Ares. In connection with our Chapter 11 bankruptcy proceedings, we entered into a Settlement and Assumption Agreement (the “Settlement Agreement”) with ECR and Ares, which granted us the right (the “Conversion Right”) to acquire all but not less than all of the equity interests of Elk Hills Power owned by ECR in exchange for certain eligible securities in the form of secured notes (the “EHP Notes”) of EHP Midco Holding Company, LLC, a wholly owned subsidiary of the Company, and the Company’s new common stock to be issued upon the Company’s emergence from bankruptcy. On the Effective Date, the Company was deemed to have exercised the Conversion Right and caused the issuance of secured notes in the aggregate principal amount of $300,000,000 and new common stock representing approximately 20.8% of the Company’s common stock at emergence (the “Ares Settlement Stock”). Upon the conversion, Elk Hills Power became a wholly-owned subsidiary of the Company, and Ares ceased to have any direct or indirect interest in Elk Hills Power, other than any interest Ares may have indirectly through its interests in the EHP Notes and the Ares Settlement Stock.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of our capital stock that we may offer, in the case of our common stock, under this prospectus. It may not contain all the information that is important to you. For the complete terms of our common stock and preferred stock, please refer to our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and our Amended and Restated Bylaws (“Bylaws”), which are incorporated by reference into the registration statement which includes this prospectus. The Delaware General Corporation Law (“DGCL”) may also affect the terms of these securities.
Authorized Capitalization
The Company’s authorized capital stock consists of 220,000,000 shares, which include 200,000,000 shares of the common stock and 20,000,000 shares of preferred stock, par value $0.01 per share (the “preferred stock”).
Common Stock
Dividends
Subject to the rights granted to any holders of the preferred stock, holders of the common stock will be entitled to dividends and distributions (payable in cash, stock or otherwise) as may be declared on the common stock by the Board at any time and from time to time out of any funds of the Company legally available for the payment of such dividends or distributions.
Voting
Unless otherwise provided by law or in the certificate of designation for any series of preferred stock, each holder of outstanding shares of the common stock is entitled to one vote for each share of the common stock on all matters presented to the stockholders of the Company (including the election of directors). Except as otherwise required by law, the holders of the common stock are not entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote on such amendment pursuant to the Certificate of Incorporation or the DGCL. Except as otherwise provided by law, the rules and regulations of any stock exchange applicable to the Company, the Certificate of Incorporation or in the Bylaws, in all matters other than the election of directors and certain non-binding advisory votes described below, the affirmative vote of a majority in voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matters will be the act of the stockholders. In non-binding advisory matters with more than two possible vote choices, the affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter will be the recommendation of the stockholders. Directors will be elected by a plurality of the validly cast votes represented in person or by proxy with respect to the election. There are no cumulative voting rights for the election of directors.
Liquidation
The holders of the common stock will share ratably in the Company’s assets on liquidation after payment or provision for all debts and other liabilities and any preferential liquidation rights of any preferred stock then outstanding.
Other Rights
The holders of the common stock do not have preemptive rights to purchase shares of the Company’s stock. The common stock is not convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. The rights, preferences and privileges of holders of the common stock will be subject to those of the holders of any shares of preferred stock that the Company may issue in the future.
Under the terms of the Certificate of Incorporation and the Bylaws, the Company is prohibited from issuing any non-voting equity securities to the extent required under Section 1123(a)(6) of the Bankruptcy Code and only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Company.

Limitation of Liability of Directors
The Certificate of Incorporation provides that no director will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such elimination or limitation of liability is not permitted under the DGCL. The effect of this provision is to eliminate the Company’s and its stockholders’ rights, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages against a director for a breach of fiduciary duty as a director.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.
Anti-Takeover Provisions of the Certificate of Incorporation, the Bylaws and the DGCL
The Certificate of Incorporation, the Bylaws and the DGCL contain provisions that may have some anti-takeover effects and may delay or discourage transactions involving an actual or potential change in control or change in the Company’s management, or transactions that the Company’s stockholders might otherwise deem to be in their best interests or in the Company’s best interests, including transactions that might result in a premium over the market price for the Company’s stock.
Preferred Stock
The Board is empowered, without further vote or action by the stockholders (except as may otherwise be provided by the terms of any series of then-outstanding preferred stock), to (i) authorize the issuance of the preferred stock in one or more series, (ii) determine the designations and the powers, preferences, rights, qualifications, limitations and restrictions thereof, (iii) divide at its option such preferred stock into one or more series, (iv) determine variations, if any, between any series so established, and (v) increase or decrease the number of shares of any such series to the extent permitted by law.
The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of the common stock. At present, the Company has no plans to issue any preferred stock.
Written Consent of Stockholders; Calling of Special Meeting of Stockholders
The Bylaws provide that any action required or permitted to be taken by the Company’s stockholders must be taken at a duly called annual or special meeting of stockholders and not by written consent. Special meetings of stockholders may be called only by the Chairman of the Board or the Board pursuant to a resolution adopted by a majority of the total number of directors then in office. Stockholders may not call or request special meetings of stockholders.
Amendment of the Certificate of Incorporation
The approval by a majority of the directors then in office and the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class, in addition to any vote of holders of any class or series of stock of the Company required by law or by the Certificate of Incorporation, will be required to amend, alter, restate or repeal any provision of the Certificate of Incorporation. However, certain provisions of the Certificate of Incorporation related to the Board, the ability of stockholders to act by written consent, special meetings of stockholders, the amendment of the Certificate of Incorporation, the forum for certain disputes related to the Company or its stockholders, and the applicability of Section 203 of the DGCL may be amended only by the affirmative vote of the holders of at least 75% in voting power of the outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

Amendment of the Bylaws
Under the DGCL, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. The Certificate of Incorporation and the Bylaws grant to the Board the power to adopt, amend, restate or repeal the Bylaws. The stockholders may amend, alter or repeal the Bylaws but only by a vote of holders of a majority in voting power of the outstanding shares of the Company entitled to vote thereon.
Advance Notice Bylaws
Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders.
Board Size; Director Removal
The Certificate of Incorporation provides that the number of directors on the Board will initially be nine and will be fixed from time to time exclusively pursuant to a resolution adopted by the Board.
Any director may be removed at any time (i) for cause upon the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of stock of the Company entitled to vote generally for the election of directors or (ii) without cause upon the affirmative vote of the holders of at least 75% in voting power of the outstanding shares of stock of the Company entitled to vote generally for the election of directors.
Vacancies on the Board; Newly Created Directorships
Under the Certificate of Incorporation and the Bylaws, any vacancies on the Board for any reason and any newly created directorships resulting from any increase in the number of directors may only be filled by the affirmative vote of a majority of the total number of directors then in office, even if they constitute less than a quorum of the Board, or by a sole remaining director, and may not be filled by the stockholders.
No Cumulative Voting
The stockholders do not have the right to cumulate votes, as discussed further under “Common Stock—Voting.”
Section 203 of the DGCL
The Company has elected in its Certificate of Incorporation to be subject to Section 203 of the DGCL.
In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
●    before the stockholder became interested, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●    upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

●    at or after the time the stockholder became interested, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
Exclusive Forum
The Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the exclusive forum for (i) any derivative action or proceeding brought on the Company’s behalf, (ii) any action asserting a breach of fiduciary duty, (iii) any action asserting a claim against the Company or any current or former director, officer, employee or agent of the Company arising pursuant to the DGCL, the Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine. To the fullest extent permitted by law, any person or entity purchasing or otherwise holding any interest in shares of capital stock of the Company will be deemed to have notice of and consented to the foregoing forum selection provisions.
The forum selection provisions described above do not apply to any action or proceeding asserting a claim under the Securities Act, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.
Transfer Agent and Registrar
The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC.
Listing
Our common stock is quoted on the NYSE under the symbol “CRC.”

PLAN OF DISTRIBUTION
We are registering an aggregate of 72,820,049 shares of common stock. Our registered common stock will trade on the NYSE under the symbol “CRC.”
The common stock being registered is currently owned by the selling security holders. The selling security holders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling security holder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The selling security holders may use any one or more of the following methods when disposing of shares or interests therein:
●    ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●    block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
●    purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●    an exchange distribution in accordance with the rules of the applicable exchange;
●    privately negotiated transactions;
●    short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
●    through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●    broker-dealers may agree with the selling security holder to sell a specified number of such shares at a stipulated price per share;
●    one or more underwritten offerings on a firm commitment or best efforts basis;
●    distributions of the shares by any selling security holder to its partners, members or stockholders;
●    a combination of any such methods of sale; and
●    any other method permitted by applicable law.
The selling security holders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the selling security holders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. The selling security holders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.
The selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.
The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling security holders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
To the extent required, the shares of our common stock to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
We have agreed with the selling security holders to keep the registration statement of which this prospectus constitutes a part effective until the earliest of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold without restriction and without the need for current public information pursuant to Rule 144(b) of the Securities Act.
There can be no assurance that the selling security holders will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.
Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS
The validity of our common stock offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas.
EXPERTS
The consolidated financial statements of California Resources Corporation and subsidiaries as of December 31, 2020 (Successor) and 2019 (Predecessor), and for the periods from November 1, 2020 to December 31, 2020 (Successor) and from January 1, 2020 to October 31, 2020 (Predecessor) and for each of the years in the two year period ended December 31, 2019 (Predecessor), have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The audit report covering the December 31, 2020 (Successor) consolidated financial statements refers to a change in the method of accounting for leases in 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases. It also refers to a new basis of presentation as a result of the Company preparing its consolidated financial statements as of December 31, 2020 (Successor) and for the period from November 1, 2020 to December 31, 2020 (Successor) in conformity with Accounting Standards Codification Topic 852, Reorganizations.
Certain information incorporated by reference into this prospectus with respect to certain oil and gas reserves associated with California Resources Corporation’s oil and gas properties is confirmed in a letter of Ryder Scott Company, L.P., independent petroleum engineers, detailing the audit of the proved reserves at the effective date prepared by California Resources Corporation’s staff. We have included this information in reliance on the authority of such firm as an expert in these matters.
Certain information incorporated by reference into this prospectus with respect to certain oil and gas reserves associated with California Resources Corporation’s oil and gas properties is confirmed in a report of Netherland, Sewell & Associates, Inc., independent petroleum engineers, detailing the audit of the proved reserves at the effective date prepared by California Resources Corporation’s staff. We have included this information in reliance on the authority of such firm as an expert in these matters.

____________________
CALIFORNIA RESOURCES
CORPORATION
____________________
72,820,049 SHARES OF COMMON STOCK
____________________
Prospectus
March 11, 2021

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
The following table sets forth the expenses payable by the Registrant expected to be incurred in connection with the issuance and distribution of common stock being registered hereby (other than underwriting discounts and commissions). All of such expenses are estimates, except for the SEC registration fee.

SEC registration fee		$198,934.47
Financial printer fees and expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Total	$	*
_______________
*     These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.
Item 15. Indemnification of Directors and Officers.
Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
Any indemnification under subsections (a) and (b) of Section 145 of the DGCL (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.
The Certificate of Incorporation and Bylaws also contain indemnification rights for the directors and officers. Specifically, the Certificate of Incorporation and Bylaws provide for the indemnity of the officers and directors to the fullest extent authorized by the DGCL.
In addition, the DGCL permits the Company and its subsidiaries to purchase and maintain insurance on behalf of any person who is a director or officer for acts committed in their capacities as such directors or officers. The Company currently maintains such liability insurance.
The general effect of the foregoing is to provide indemnification to officers and directors for liabilities that may arise by reason of their status as officers or directors, other than liabilities arising from willful or intentional misconduct, acts or omissions not in good faith, unlawful distributions of corporate assets or transactions from which the officer or director derived an improper personal benefit.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of our directors and officers will be further limited to the fullest extent permitted by the DGCL.
In addition, we have entered into indemnification agreements with our current directors and executive officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require us, among other things, to (i) indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company and (ii) advance expenses, to the extent not prohibited by law, incurred in connection with any proceeding not initiated by the indemnitee as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and officers.
We maintain liability insurance policies that indemnify our directors and officers against various liabilities, including certain liabilities under arising under the Securities Act and the Exchange Act, that may be incurred by them in their capacity as such.
Item 16. Exhibits.
(a)    Exhibits.
The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Description
2.1
Amended Debtors’ Joint Plan of Reorganization of California Resources Corporation and certain of its subsidiaries, dated October 8, 2020 (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed on October 19, 2020).

4.1
Indenture, dated January 20, 2021, by and among California Resources Corporation, the guarantors party thereto and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on January 21, 2021).

4.2
First Supplemental Indenture, dated January 20, 2021, by and among California Resources Corporation, the guarantors party thereto, Elk Hills Power, LLC, EHP Midco Holdings Company, LLC, EHP Topco Holding Company, LLC, and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on January 21, 2021).

5.1*	Legal Opinion of Vinson & Elkins L.L.P.
23.1*	Consent of Independent Registered Public Accounting Firm, KPMG LLP.
23.2*	Consent of Ryder Scott Company, LP.
23.3*	Consent of Netherland, Sewell & Associates, Inc.
23.4*	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page).
99.1
Order of the Bankruptcy Court, dated October 13, 2020, confirming the Amended Debtors’ Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K filed on October 19, 2020).

_______________
*    Filed herewith.
Item 17. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs 1(a), 1(b) and 1(c) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)    That, for the purpose of determining liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof:
(b)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Santa Clarita, State of California, on March 11, 2021.

CALIFORNIA RESOURCES CORPORATION

By:	/s/ Mark A. (Mac) McFarland
Name:	Mark A. (Mac) McFarland
Title:	Interim Chief Executive Officer and Chairman
POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Francisco J. Leon, Michael L. Preston, Jody L. Johnson and Ulrik Damborg, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated on March 11, 2021.

Signature	Title

/s/ Mark A. (Mac) McFarland	Interim Chief Executive Officer and Chairman of the Board
Mark A. (Mac) McFarland	(Principal Executive Officer)

/s/ Francisco J. Leon	Executive Vice President and Chief Financial Officer
Francisco J. Leon	(Principal Financial Officer)

/s/ Roy Pineci	Senior Vice President – Finance
Roy Pineci	(Principal Accounting Officer)

/s/ Douglas E. Brooks	Director
Douglas E. Brooks

/s/ Tiffany (TJ) Thom Cepak	Director
Tiffany (TJ) Thom Cepak

/s/ James N. Chapman	Lead Independent Director
James N. Chapman

/s/ Julio M. Quintana	Director
Julio M. Quintana

Signature	Title

/s/ William B. Roby	Director
William B. Roby

/s/ Brian Steck	Director
Brian Steck